UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Supplement No. 1

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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[ ]	Preliminary Proxy Statement
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[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under §240.14a-12

Marathon Patent Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This proxy statement supplement, dated November 14, 2018, supplements the definitive proxy statement filed by Marathon Patent Group, Inc. (the “Company”) with the Securities and Exchange Commission (“SEC”) in connection with the Annual Meeting of Shareholders to be held on December 11, 2018 and any adjournment or postponement thereof (the “Annual Meeting”).

The Company hereby amends its definitive proxy statement to remove Proposal No. 5 entitled “TO APPROVE ANY CHANGE OF CONTROL THAT COULD RESULT FROM THE POTENTIAL ISSUANCE OF SECURITIES IN ONE OR MORE NON-PUBLIC OFFERINGS AS AUTHORIZED BY THE SHAREHOLDERS IN PROPOSAL NO. 4, IN ACCORDANCE WITH NASDAQ MARKETPLACE RULE 5635(b)” from consideration at its Annual Meeting.

Reason for Revision:

The Proposal is being withdrawn based upon a comment from Nasdaq that Proposal No. 5 does not identify a new potential controlling shareholder as required by Rule 5635(b). The Company may seek shareholder approval of any potential change of control transaction when and if it is able to identify any potential controlling shareholder so that the Company is able to provide its shareholders with sufficient information to make a meaningful decision.

The December 11, 2018 meeting will commence at the previously scheduled time and location in order for management to provide shareholders with an opportunity to vote on each of the other proposals, however, the Company is withdrawing the portion of its prior proxy statement related to Proposal No. 5 and will no longer solicit votes for Proposal No. 5 nor call such Proposal for action by shareholders. Thus, wherever there is a reference to Proposal No. 5 in the definitive proxy statement, the information should not be considered and is deemed intentionally omitted.